Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Results of Non-Cash Adjustments to Its Financial Statements for Periods Ended March 31, 2021

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SAN ANTONIO–November 17, 2021– U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm that focuses on specialized markets around the world, today announces that it is filing its restated consolidated financial statements that include non-cash adjustments for the three- and nine-month periods ended March 31, 2021. The Company has also begun the finalization process of its 10-K and expects to file within a few weeks.

As discussed in a previous press release, adjustments based on a binomial options pricing model, which have had no impact on the Company’s cash balances for the period, were made to reflect valuation changes in corporate investments. The adjusted corporate investments were purchased in January 2021 and consist of unsecured convertible debentures and stock purchase warrants in a public company. Also included in the restatement were immaterial revisions to the classification of short-term government-sponsored loan forgiveness and presentation of changes in unrealized gains and losses in securities and proceeds on sales of current investments. Again, no adjustments had any impact on cash balances.

The main impact of these adjustments to previously reported financial statements is an increase in the Company’s assets of approximately $5.8 million and a decrease in its net income of approximately $5.6 million. The change in the valuation method increased the unrealized gain on the balance sheet for the debentures and decreased the unrealized gain on the income statement for the warrants.

Receipt of Deficiency Letter from Nasdaq

The Company received a standard notification letter dated November 17, 2021 (the “Nasdaq notice”) from the Nasdaq Listing Qualifications Department of Nasdaq notifying the Company it is not in compliance with Nasdaq Listing Rule 5250 (c)(1), because the Company remains delinquent in filing its Form 10-K for the fiscal year ended June 30, 2021, and has not filed its September 30, 2021, Form 10-Q.

The Nasdaq notice has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.  The notice reminds the Company that it has until December 17, 2021, (that is, 60 calendar days from the date of the October 18, 2021, Nasdaq notice) to submit to Nasdaq a plan (the “Compliance Plan”) to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an exception to extend for an additional 180 calendar days from the extended due date of the Form 10-K filing date, or April 11, 2022, to regain compliance. The Company is working diligently to file its Form 10-K.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

Below are the selected financial data (unaudited):

	Three Months Ended March 31,
	2021	2020
(dollars in thousands, expect per share data)	As Restated
Operating Revenues	$6,355	$914
Operating Expenses	3,063	1,893
Operating Income (Loss)	3,292	(979)

Total Other Income (Loss)	8,393	(503)
Income (Loss) from Continuing Operations Before Income Taxes	11,685	(1,482)

Tax Expense	3,078	75
Net Income (Loss) from Continuing Operations	8,607	(1,557)
Loss from Discontinued Operations	-	(85)
Net Income (Loss)	8,607	(1,642)
Less: Net Loss Attributable to Non-Controlling Interest	-	(30)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	8,607	(1,612)

Net Income (Loss) Per Share (Basic and Diluted)	$0.57	$(0.11)

Avg. Common Shares Outstanding (Basic)	15,061,818	15,121,950
Avg. Common Shares Outstanding (Diluted)	15,062,988	15,121,950

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses, and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.